Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

F. BRAD DENARDO, CHAIRMAN, PRESIDENT & CEO

(540) 951-6213   bdenardo@nbbank.com

LORA JONES, TREASURER & CFO

(540) 951-6238   ljones@nbbank.com

NATIONAL BANKSHARES, INC. DECLARES SPECIAL DIVIDEND

BLACKSBURG, VA, January 11, 2023:  National Bankshares, Inc. (NASDAQ: NKSH) (the “Company”) announced today that its Board of Directors has declared a one-time, special cash dividend of $1.00 per common share. This special cash dividend is payable on February 3, 2023 to all common shareholders of record as of January 23, 2023.

The Company’s Board of Directors believes that a strong capital base is crucial to serving its customers and growing the Company. The Board utilizes cash dividends and stock repurchases to return excess capital to the Company’s shareholders. In 2022, the Company benefited from an unanticipated, one-time payout from an investment in a broker-dealer that was acquired. This payment, along with the Company’s positive performance during 2022, created a unique opportunity to reward shareholders with this special dividend.

President and Chief Executive Officer, F. Brad Denardo, commented, “This special dividend reflects not only the Company’s solid performance, but our ongoing commitment to enhancing shareholder value. Without the investment of our shareholders, our success would not be possible, and we are thrilled to have this exceptional opportunity to share that success. From myself, the Board of Directors, and the employees at National Bankshares, we thank you for your continued support.”

National Bankshares, Inc., headquartered in Blacksburg, Virginia, is the parent company of The National Bank of Blacksburg, which does business as National Bank, and of National Bankshares Financial Services, Inc. National Bank is a community bank operating from 24 full-service offices and three loan production offices. National Bankshares Financial Services, Inc. is an investment and insurance subsidiary in the same trade area. The Company’s stock is traded on the Nasdaq Capital Market under the symbol “NKSH.” Additional information is available at www.nationalbankshares.com.

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not have any obligation to update any forward-looking statements that it may make.

101 Hubbard Street / Blacksburg, Virginia 24060

P.O. Box 90002 / Blacksburg, Virginia 24062-9002

540 951-6300 / 800 552-4123

www.nationalbankshares.com